Saxon Asset Securities Company

Mortgage Loan Asset Backed Certificates,

Series 2003-2

UNDERWRITING AGREEMENT

Dated:  May 14, 2003

To:

Saxon Asset Securities Company (the “Company”)

Saxon Mortgage, Inc. (“SMI”)

Re:

Standard Terms to Underwriting Agreement (June 1997 Edition)

Series

Designation:

Mortgage Loan Asset Backed Certificates, Series 2003-2, Class AF-1, Class AF-2, Class AF-3, Class AF-4, Class AF-5, Class AF-6, Class AV-1, Class AV-2, Class A-IO, Class M-1, Class M-2, Class M-3, Class B, Class S, Class P, Class C and Class R (collectively, the “Certificates”).  The Class AF-1, Class AF-2, Class AF-3, Class AF-4, Class AF-5, Class AF-6, Class AV-1, Class AV-2, Class A-IO, Class M-1, Class M-2, Class M-3 and Class B Certificates are referred to herein as the “Underwritten Certificates.”

Underwriting Agreement:  Subject to the terms and conditions set forth and incorporated by reference herein, the Company hereby agrees to issue and sell to Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Greenwich Capital Markets, Inc. (collectively, the “Underwriters”), and the Underwriters hereby agree to purchase from the Company, on or about May 29, 2003, the Underwritten Certificates at the purchase price and on the terms set forth below; provided, however, that the obligations of the Underwriters are subject to: (i) receipt by the Company of the ratings specified in the table below by Standard & Poor’s Rating Service (“S&P”), and Moody’s Investors Service (“Moody’s” and together with S&P, the “Rating Agencies”) with respect to each Class of Certificates; (ii) receipt of a Prospectus Supplement in form and substance satisfactory to the Underwriters; (iii) receipt of the Sales Agreement, dated as of May 29, 2003, by and between the Company and SMI; and (iv) receipt of the Pooling and Servicing Agreement (as defined below) each being in form and substance satisfactory to the Underwriters.

The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of May 1, 2003 (the “Pooling and Servicing Agreement”), by and among the Company, SMI, as Master Servicer (the “Master Servicer”), Saxon Mortgage Services, Inc., as Servicer (the “Servicer”) and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”).  The Certificates will represent in the aggregate the entire beneficial ownership interest in the assets of the Trust Fund created under the Pooling and Servicing Agreement, which will consist primarily of three groups of conventional, one- to four-family, mortgage loans with original terms to stated maturity of not more than 30 years with the characteristics described in the Prospectus Supplement (the “Mortgage Loans”).

The Company and SMI specifically covenant to make available on the Closing Date for sale, transfer and assignment to the Trust Fund, Mortgage Loans having the characteristics described in the Prospectus Supplement; provided, however, that there may be immaterial variances from the description of the Mortgage Loans in the Prospectus Supplement and the actual Mortgage Loans delivered on the Closing Date.  Upon delivery of the Mortgage Loans to the Company, the Company will deliver such Mortgage Loans to the Trust Fund.

Registration Statement:  References in the Agreement (as defined below) to the Registration Statement shall be deemed to include registration statement no. 333-103240.

Aggregate Scheduled Principal Balance of Mortgage Loans:  Approximately $450,000,000 (as of the Cut Off Date), including approximately $ 161,034,171 of fixed-rate Mortgage Loans and approximately $288,965,829 of Variable Rate Mortgage Loans.  In addition, approximately $150,000,000 will be deposited into the Pre-Funding Account.

Cut Off Date:  As of the close of business May 1, 2003.

Terms of the Certificates:

Series 2003-2 Designation	Initial Principal Amount	Pass-Through Rate	Proposed Ratings by Moody’s and S&P	CUSIP Number	Sale of the Certificates
Class AF-1	$64,460,000	0.08% plus LIBOR (2)	Aaa/AAA	805564NG2	(5)
Class AF-2	$30,330,000	2.097%(3)	Aaa/AAA	805564NH0	(5)
Class AF-3	$26,930,000	2.535%(3)	Aaa/AAA	805564NJ6	(5)
Class AF-4	$20,820,000	3.546%(3)	Aaa/AAA	805564NK3	(5)
Class AF-5	$20,760,000	4.522%(3)	Aaa/AAA	805564NL1	(5)
Class AF-6	$18,100,000	3.850%(3)	Aaa/AAA	805564NM9	(5)
Class AV-1	$162,800,000	0.28% plus LIBOR(2)	Aaa/AAA	805564NN7	(5)
Class AV-2	$162,800,000	0.30% plus LIBOR(2)	Aaa/AAA	805564NP2	(5)
Class A-IO	(1)	4.750%	Aaa/AAA	805564NQ0	(5)
Class M-1	$37,500,000	0.70% plus LIBOR(2)	Aa2/AA	805564NR8	(5)
Class M-2	$31,500,000	1.75% plus LIBOR(2)	A2/A	805564NS6	(5)
Class M-3	$18,000,000	3.00% plus LIBOR(2)	Baa1/BBB+	805564NT4	(5)
Class B	$6,000,000	3.75% plus LIBOR(3)	Baa2/BBB	805564NU1	(5)
Class S	(1)	(7)	Aaa/AAA	805564NV9	(6)
Class P	N/A	N/A	(4)	N/A	(6)
Class C	N/A	N/A	(4)	N/A	(6)
Class R	N/A	N/A	(4)	N/A	(6)

_________________________

(1)

The Class A-IO Certificates are not entitled to distributions of principal but are entitled to interest based on the Component Notional Principal Balances of the A-IO-I and A-IO-II/III Components, as further described in the Prospectus Supplement.  The Class S Certificates are not entitled to distributions of principal but during the first thirty-six distribution dates are entitled to interest based on the aggregate principal balance of certain of the  Group II Mortgage Loans the Group III Mortgage Loans,  as further described in the Prospectus Supplement.

(2)

On each Distribution Date, the Variable Rate Pass-Through Rates per annum will equal the least of:  (i) One Month LIBOR plus the related spread (subject, in the case of the Class AV-1, AV-2, M-1, M-2, M-3 and B Certificates, to an increase for any Distribution Date after the Initial Optional Termination Date), as set forth in the Pooling and Servicing Agreement, (ii) the related Net WAC Cap (as defined in the Pooling and Servicing Agreement) and (iii) the Maximum Cap Rate (as defined in the Pooling and Servicing Agreement).

(3)

On any Distribution Date, the Pass-Through Rates for the Class AF-2, Class AF-3, Class AF-4, Class AF-5 and Class AF-6 Certificates will equal the lesser of (i) the Pass-Through Rate set forth above (subject, in the case of the Class AF-5 and AF-6 Certificates, to a 0.50% increase for any Distribution Date after the Initial Optional Termination Date) and (ii) the related Net WAC Cap (as defined in the Pooling and Servicing Agreement).

(4)

No ratings have been requested by the Underwriters for the Class P, Class C and Class R Certificates.

(5)

The Underwritten Certificates will be purchased by the Underwriters from the Company and will be offered by the Underwriters to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

(6)

The Class C, Class P, and Class R Certificates will be sold to the Company in a privately-negotiated transaction.  All of the Class S Certificates will be retained by the Company.

Underwritten Certificates Ratings:  It is agreed that as a further condition of the Underwriters’ obligation to purchase the Underwritten Certificates, the ratings indicated above by the Rating Agencies on the Underwritten Certificates shall not have been rescinded and there shall not have occurred any downgrading, or public notification of a possible downgrading or public notice of a possible change, without indication of direction, in the ratings accorded the Underwritten Certificates.

Mortgage Loans:  Mortgage Loans having the approximate characteristics described in the Prospectus Supplement with the final schedule attached as Schedule I to the Pooling and Servicing Agreement.

Principal and Interest Distribution Dates:  Each Distribution Date shall be the 25th day of each month, or if such day is not a business day, the next succeeding business day, commencing in June 2003.  The initial Distribution Date will occur on June 25, 2003.

REMIC Election:  One or more elections will be made to treat the Mortgage Loans and related assets of the Trust as a real estate mortgage investment conduit (the “REMIC”).  Each holder of a Certificate other than Class A-IO, Class S, Class P, Class C and Class R Certificates will be treated as (i) holding an individual interest in a REMIC regular interest corresponding to such Certificate and (ii) as having entered into a limited recourse interest rate cap contract.  The Class A-IO and Class C Certificates will represent ownership of REMIC “regular interests” for federal income tax purposes. The Class S Certificates will represent an interest rate floor contract for federal income tax purposes.  The Class R Certificates will be designated as the “residual interest” in a REMIC. The Class P Certificates do not represent an interest in any REMIC created under the Pooling and Servicing Agreement.

Purchase Price:  The Underwriters hereby agree to purchase each Class of Underwritten Certificates from the Company at the applicable purchase price set forth below (net the related underwriting fee), plus, in the case of the Class AF-2, Class AF-3, Class AF-4, Class AF-5 ,Class AF-6, Class A-IO and Class B accrued interest at the applicable Pass-Through Rate from the close of business on May 1, 2003 through the Closing Date.  Each such purchase price is expressed as a percentage of the initial principal amount of the related Mortgage Loan pool.

Purchase Price
Class AF-1	99.750000%
Class AF-2	99.748350%
Class AF-3	99.747840%
Class AF-4	99.749290%
Class AF-5	99.743000%
Class AF-6	99.744770%
Class AV-1	99.750000%
Class AV-2	99.750000%
Class M-1	99.750000%
Class M-2	99.750000%
Class M-3	99.750000%
Class B	99.750000%
Class A-IO	6.336419%

Each of the Underwriters agrees, severally and not jointly, subject to the terms and conditions contained herein and in the Standard Terms to Underwriting Agreement (June 1997 Edition), to purchase the principal balances of the Classes of Certificates specified opposite its name below:

Class	Credit Suisse First Boston LLC	J.P. Morgan Securities Inc.	Merrill Lynch & Co.	Greenwich Capital Markets, Inc.
AF-1	$45,122,000	$6,446,000	$6,446,000	$6,446,000
AF-2	21,231,000	3,033,000	3,033,000	3,033,000
AF-3	18,851,000	2,693,000	2,693,000	2,693,000
AF-4	14,574,000	2,082,000	2,082,000	2,082,000
AF-5	14,532,000	2,076,000	2,076,000	2,076,000
AF-6	12,670,000	1,810,000	1,810,000	1,810,000
AV-1	113,960,000	16,280,000	16,280,000	16,280,000
AV-2	113,960,000	16,280,000	16,280,000	16,280,000
A-IO	154,000,000	--	--	--
M-1	26,250,000	3,750,000	3,750,000	3,750,000
M-2	22,050,000	3,150,000	3,150,000	3,150,000
M-3	12,600,000	1,800,000	1,800,000	1,800,000
B	4,200,000	600,000	600,000	600,000

Closing Date and Location:  10:00 a.m. Eastern Time on or about May 29, 2003, at the offices of McKee Nelson LLP, 1919 M Street, NW, Washington, DC 20036.  The Company will deliver the Underwritten Certificates in book-entry form only through the same day funds settlement system of the relevant Depositories, and the Class P, Class C and Class R Certificates in certificated, fully-registered form on or about May 29, 2003.

Due Diligence:  At any time prior to the Closing Date, the Underwriters have the right to inspect the Mortgage Loan Files, the related mortgaged properties and the loan origination procedures to ensure conformity with the Prospectus and the Prospectus Supplement.

Controlling Agreement:  This Underwriting Agreement, together with the Standard Terms to Underwriting Agreement (June 1997 Edition) (together, the “Agreement”), completely sets forth the agreements between the Company and SMI and the Underwriters and fully supersedes all prior agreements, both written and oral, relating to the issuance of the Underwritten Certificates and all matters set forth herein.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.  Notwithstanding the foregoing, the Standard Terms are hereby amended for purposes of the Agreement as follows:  (i) every instance where the term “Trust Agreement” or “Servicing Agreement” is referenced in the Standard Terms shall be changed to “Pooling and Servicing Agreement,” (ii) there shall be added to the final sentence of Section 1(ii) thereof the words “, the Trustee, DTC,” immediately following the phrase “any Credit Enhancer” therein, (iii) the phrase “upon notice of the Underwriters” in the last paragraph of Section 6(i) thereof shall be amended to read “upon notice to the Underwriters”, (iv) there shall be an additional representation and warranty by the Depositor to the effect that: each Pooling and Servicing Agreement, when executed and delivered as contemplated thereby, will have been duly executed and delivered by the Depositor, and such Pooling and Servicing Agreement will constitute a legal, valid and binding agreement, enforceable against the Depositor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law, (v) there shall be additional covenants by the Depositor in Section 5(a) thereof to the effect that (a) none of the Subsequent Mortgage Loans to be sold to the Trust Fund during the Pre-funding Period shall be a “high-cost home loan” or “predatory loan” as defined by the Local Law for the City of New York, No. 36 relating to predatory lending passed by the New York City Council on November 20, 2002, as amended from time to time (the “NYCC Predatory Lending Law”) and (b) with respect to all Subsequent Mortgage Loans relating to Mortgaged Properties located in New York City, New York (“NYC Subsequent Mortgage Loans”),  the Depositor shall provide the Underwriter, any of its agents or third party service providers designated by the Underwriter (each a “Designated Party”) access to the mortgage loan origination and data files, including but not limited to the related mortgage loan application, compliance worksheets or other forms and documents submitted by the Mortgagor in connection with the origination of such Subsequent Mortgage Loan, and shall permit the Underwriter, its agents or any Designated Party to perform necessary due diligence procedures to verify that none of the NYC Subsequent Mortgage Loans constitute “high-cost home loans” or “predatory loans” as defined in the NYCC Predatory Lending Law and (vi) there shall be added to the end of Section 8(c) the following words: "No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party if indemnity could have been sought hereunder unless such settlement (i) includes an unconditional release of such indemnified party from all liability of any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party."

Information Provided by the Underwriters:  It is understood and agreed that the information set forth under the heading “Underwriting” in the Prospectus Supplement is the only information furnished by the Underwriters to the Company for inclusion in the Registration Statement and the Final Prospectus.

Collateral Term Sheets, Structural Term Sheets and Computational Materials:  The Underwriters hereby represent and warrant that (i) a hard copy of the information provided by the Underwriters to the Company in electronic form and attached hereto as Exhibit A, if any, constitutes all “Collateral Term Sheets” or “Structural Term Sheets” (that are required to be filed with the Commission within two business days of first use under the terms of the response of the staff of the Commission to a No-Action request from the Public Securities Association (made generally available March 9, 1995)) disseminated by the Underwriters to investors in connection with the Underwritten Certificates and (ii) a hard copy of the information provided by the Underwriters to the Company and attached hereto as Exhibit B, if any, constitutes all “Computational Materials” disseminated by the Underwriters in connection with the Underwritten Certificates.

Trustee:  Deutsche Bank Trust Company Americas will act as Trustee of the Trust.

Blue Sky Qualifications:  The Underwriters specify, and the parties intend to qualify the Underwritten Certificates in, no jurisdictions pursuant to the Agreement.

Applicable Law:  THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Notices:  All communications hereunder, if sent to the Underwriters, shall be mailed, delivered or telegraphed and confirmed to Credit Suisse First Boston LLC, One Madison Avenue,  New York, New York 10010-3629, Attention: Transactions Advisory Group.

*  *  *  *  *

The Underwriters agree, subject to the terms and provisions of the Standard Terms to the Underwriting Agreement (June 1997 edition), a copy of which is attached, and which is incorporated by reference herein in its entirety and made a part hereof to the same extent as if such provisions had been set forth in full herein, to purchase the Underwritten Certificates.

CREDIT SUISSE FIRST BOSTON LLC

on behalf of the Underwriters

By: /s/ Brendan J. Keane

Name: Brendan J. Keane

Title: Managing Director

Accepted and Acknowledged

As of the Date First Above

Written:

SAXON ASSET SECURITIES COMPANY

By: /s Ernest G. Bretana

Name:

Ernest G. Bretana

Title:

Vice President

SAXON MORTGAGE, INC.

By: /s Ernest G. Bretana

Name:

Ernest G. Bretana

Title:

Vice President

EXHIBIT A

Collateral Terms Sheet or Structural Terms Sheet

[None]

EXHIBIT B

Computational Materials

[Intentionally Omitted]